Exhibit 99.1
Ambac Provides Preliminary Financial Results for the Quarter Ended December 31, 2017 and Updates on Other Developments
Eligibility Distribution Record Date established of February 5, 2018
Effective Date for the Second Amended Plan of Rehabilitation for the Segregated Account Declared to be February 12, 2018

NEW YORK NY, February 2, 2018 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) (“Ambac”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees, disclosed preliminary results for the quarter ended December 31, 2017, in connection with the exchange offer launched by AAC on January 11, 2018.
Preliminary Financial Results for the Quarter Ended December 31, 2017
Our preliminary estimated unaudited financial results for the quarter ended December 31, 2017, are set forth below. Estimates of results are based solely on information available to us as of the date hereof and are inherently uncertain and subject to change due to a variety of business and economic risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information. Accordingly, you should not place undue reliance on this preliminary unaudited financial information. Our estimates contained herein are forward-looking statements and may differ from actual results. See "Forward-Looking Statements" herein.
The preliminary financial information included below has been prepared by and is the responsibility of our management. Our independent registered public accountant, KPMG LLP, has not audited, reviewed, compiled or completed any procedures with respect to the preliminary unaudited financial information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
These estimates are not a comprehensive statement of our financial results as of and for the quarter ended December 31, 2017, and should not be viewed as a substitute for full financial statements prepared in accordance with accounting principles generally accepted in the United States. In addition, these preliminary estimates as of and for the quarter ended December 31, 2017, are not necessarily indicative of the results to be achieved in any future period.
The following information as of and for the quarter ended December 31, 2017, sets forth certain preliminary financial information. As noted above, each of the line items presented below represents preliminary estimated unaudited financial results which remain subject to the completion of management's and the audit committee's final reviews, and other financial closing procedures, as well as audit by our independent registered public accountants. During the course of our preparation of our consolidated financial statements and related notes, additional information may cause a change in, or require material adjustments to, certain accounting estimates and other financial information, in particular, estimates and financial information related to our investment income, other than temporary impairments, net gains (losses) on derivatives, variable interest entity income (loss), loss and loss expenses (benefit), gross operating expenses and income tax provision (benefit).
Complete 2017 fourth quarter and full year financial results will be filed in Ambac's 2017 Form 10-K and discussed during our fourth quarter 2017 earnings call.

Ambac's Preliminary Unaudited Fourth Quarter 2017 Summary Results

	Three Months Ended
	December 31,		September 30,
	2017		2017
	Low	High
($ in millions)	(estimated)	(estimated)	(actual)
Total Revenues	$170	$199	$133
Total Expenses	217	187	318
Pretax income (loss)	(46)	12	(185)
Income tax provision (benefit)	10	—	5
Net income (loss)	(57)	12	(191)
Less: net gain (loss) attributable to noncontrolling interest	—	—	—
Net income (loss) attributable to common shareholders	(57)	12	(191)
Unrealized gains (losses) on securities, net of tax	(134)	(122)	—
Gains (losses) on foreign currency translations, net of tax	7	7	25
Total other comprehensive income (loss)	(127)	(115)	25
Total comprehensive income (loss)	$(184)	$(103)	$(166)

Ambac's Preliminary Unaudited Summary Statement of Stockholders' Equity

			Nine Months Ended
	Three Months Ended		September 30,
	December 31, 2017		2017
	Low	High
($ in millions)	(estimated)	(estimated)	(actual)
Balance, beginning of period (1)	$1,772	$1,772	$1,978
Total comprehensive income (loss)	(184)	(103)	(208)
Other	2	2	2
Balance, end of period (1)	$1,590	$1,670	$1,772

(1)	Includes $264 million of noncontrolling interest at the beginning and end of each period.
For the three months ended December 31, 2017, we expect to report net income (loss) in the range of $(57) million to $12 million as compared to a net loss of $(191) million for the three months ended September 30, 2017. Our financial results for the three months ended December 31, 2017, relative to the three months ended September 30, 2017, reflect the following:

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Increased total revenues primarily as a result of higher investment returns, higher income from variable interest entities and greater net gains on interest rate derivatives, partially offset by lower premiums earned.

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Investment income is expected to increase in the fourth quarter of 2017 primarily from higher discount accretion on Ambac-insured RMBS as projected cash flows were updated to incorporate the impact of the exchange offer transaction related to the exit of the Segregated Account (as defined below) from rehabilitation (the "Transaction"), which is expected to close in the first quarter of 2018.

◦	Income from variable interest entities is expected to increase in the fourth quarter of 2017 primarily from changes to asset cash flows that increase the fair value of net assets.

◦	Net gains on derivatives are expected to increase as a result of the favorable impact of higher interest rates on AAC's macro hedge.

◦
Premium earnings are expected to decrease in the fourth quarter of 2017 primarily due to the continued runoff of the insured portfolio and the favorable earnings impact of de-risking activity related to two international asset-backed policies that occurred in the third quarter of 2017.

•	Decreased total expenses primarily due to lower loss and loss expenses and operating expenses.

◦
Loss and loss expenses are expected to be lower in the fourth quarter of 2017 primarily due to lower domestic public finance losses incurred as compared to the third quarter of 2017 which was impacted by higher adverse development related primarily to Puerto Rico.

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Operating expenses are expected to be lower in the fourth quarter of 2017 primarily due to third quarter of 2017 charges related to reductions in staffing. We expect gross operating expenses for the fourth quarter of 2017 to include approximately $10 million of costs associated with the Transaction and regulatory oversight.

Since the Segregated Account's exit from rehabilitation is not expected to occur until the first quarter of 2018, the principal financial benefits of the Transaction will not be realized during the quarter ended December 31, 2017, but are expected to be realized primarily during the quarter ended March 31, 2018, as further highlighted below.
Other Developments
Segregated Account Rehabilitation Proceedings
On January 22, 2018, the Circuit Court of Dane County, Wisconsin (the "Rehabilitation Court") issued an order (the "Approval Order"), approving the Second Amended Plan of Rehabilitation for the Segregated Account of Ambac Assurance Corporation (the "Segregated Account"), that will, subject to the successful conclusion of the outstanding exchange offer and consent solicitation and satisfaction of other conditions, facilitate exit from rehabilitation of the Segregated Account.
On February 2, 2018, the Commissioner of Insurance for the State of Wisconsin, as rehabilitator of the Segregated Account (the "Rehabilitator"), declared an effective date (the "Effective Date") for the Second Amended Plan of Rehabilitation for the Segregated Account of February 12, 2018, and advised that the Eligibility Distribution Record Date (as defined in Second Amended Plan of Rehabilitation) shall be February 5, 2018. The Effective Date is subject to the satisfaction or waiver of other closing conditions, including those described below. There can be no assurance that these closing conditions will be satisfied or waived or that the Effective Date will occur as scheduled or at all.
The remaining additional steps necessary for the Segregated Account to exit rehabilitation include:

•	successful execution of the exchange offer transaction launched by AAC on January 11, 2018;

•	receipt of consents necessary to amend certain provisions of the Settlement Agreement dated as of June 10, 2010 between Ambac, AAC and certain other parties thereto;

•
receipt by AAC of proceeds in the amount of $240 million for "Tier 2 Notes" expected to be issued pursuant to the terms of the Commitment Letter entered into among AAC and investors parties thereto on July 19, 2017;

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approval by the Wisconsin Office of the Commissioner of Insurance of a one-time current interest payment of at least $12.5 million of interest on AAC's surplus notes outstanding immediately after the Effective Date; and

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AAC having sufficient capital and claims-paying resources (as determined by the Rehabilitator) to effect rehabilitation exit transactions, along with satisfaction of other necessary closing conditions.

Ambac anticipates that the successful conclusion of the outstanding exchange offers and consent solicitation, the satisfaction of the other conditions precedent noted above, and the Segregated Account's exit from rehabilitation will occur by the Effective Date, however Ambac cannot guarantee that such conditions will be satisfied on or prior to the Effective Date. If successful, Ambac expects to recognize the principal financial benefits associated with such transactions primarily in the first quarter of 2018. Such benefits will include (i) the realization of a gain of approximately $287 million from the settlement of unpaid claims of $3.9 billion as of December 31, 2017, and (ii)

approximately $50 million of income associated with the settlement of Deferred Amounts of the Segregated Account held in the consolidated investment portfolio.
The above referenced expected $287 million gain from the settlement of unpaid claims differs from the $283 million gain included in the September 30, 2017, pro forma balance sheet previously disclosed, due to the realization of additional discount on interest accretion on unpaid claims for the three months ended December 31, 2017. In addition, the $50 million of estimated income from the settlement of Deferred Amounts held in the investment portfolio differs from the $93 million estimate included in the pro forma balance sheet previously disclosed primarily due to the associated bond discount accretion recognized during the three months ended December 31, 2017.
Puerto Rico
On January 30, 2018, the United States District Court for the District of Puerto Rico issued two decisions in adversary proceedings related to the Title III restructuring of the Commonwealth of Puerto Rico (the "Commonwealth") and certain of its instrumentalities.
In Assured Guaranty Corp., et al. v. Commonwealth of Puerto Rico, et al. (No. 17-155), the court dismissed the plaintiff monoline insurers’ complaint against the Commonwealth and the Puerto Rico Highways and Transportation Authority (among other defendants). The court ruled that the special revenues provisions of the Bankruptcy Code do not require a debtor, post-petition, to apply the special revenues to the bonds they secure. The court also held that the plaintiffs were unable to show that bondholders have an ownership interest, to the exclusion of HTA, in the funds held in certain reserve accounts at HTA. The court rejected the Commonwealth and Oversight Board’s argument that Section 305 of PROMESA, a provision that reserves the right of the Title III debtor to control its own governmental powers and property, deprives the court of jurisdiction over certain claims; instead, the court held that section 305 only limits the court’s ability to order remedies that would interfere with the debtor’s governmental powers or ability to control its property. The court did not address whether the HTA bonds are secured by a lien or security interest. AAC brought similar claims (among others) in Ambac Assurance Corporation v. Puerto Rico, et al. (No. 1:17-ap-00159). The court has not yet ruled on AAC’s claims, but in light of its decision in the Assured case, there is a substantial risk that the court will dismiss such claims for the same reasons it dismissed the complaint of the monoline insurers in Assured.
In ACP Master, Ltd., et al. v. Commonwealth of Puerto Rico, et al. (No. 17-189), the court dismissed the plaintiff general obligation (“GO”) bondholders’ complaint against the Commonwealth and the Oversight Board. The court held that the GO bondholders’ effort to compel application of certain revenues to the payment of GO bonds was barred by section 305 of PROMESA, as this ruling would interfere with the governmental powers of the debtor (the Commonwealth). The court further held that the remaining counts of the plaintiffs’ complaint, which requested declarations as to the legal status of the GO bonds, could not be adjudicated because they sought advisory opinions and therefore were not justiciable.
The court’s decisions that section 305 of PROMESA restricts the court’s ability to order remedies that would interfere with the debtor’s governmental powers or ability to control its property, if not overturned on appeal, likely will limit the ability of AAC to successfully compel the payment of debt service on its insured obligations during the pendency of the Title III cases and may adversely impact the proposed terms applicable to such obligations under any plan of adjustment proposed in Title III proceedings. Any such proposed plan of adjustment would, however, need to satisfy the requirements of PROMESA, including consistency with certified fiscal plans, which are required to respect lawful priorities or lawful liens, in order to be approved by the court.
Accordingly, AAC is unable to predict when and how the issues raised in its cases will be resolved ultimately. If AAC is unsuccessful with any of its challenges, Ambac’s financial condition, including liquidity, loss reserves and capital resources, may suffer a material negative impact.
On January 24, 2018, the Puerto Rico Fiscal Agency and Financial Advisory Authority (“FAFAA”) released the revised fiscal plans for the Commonwealth, Puerto Rico Electric Power Authority (“PREPA”) and Puerto Rico Aqueduct and Sewer Authority (“PRASA”). The revised fiscal plans were also submitted to the Oversight Board of Puerto Rico (the "Oversight Board") for review and certification, which the Oversight Board intends to complete by February 23, 2018. The Commonwealth’s revised fiscal plan uses a five-year horizon, projects a five-year cumulative decline in population of 19.4%, and projects that by the Commonwealth's fiscal year 2022 there will be an accumulated deficit of $3.4 billion, requiring a liquidity facility to provide public services. The Commonwealth’s revised fiscal plan does not delineate expenses between essential and non-essential services, does not define essential services, and does not project cash flows for debt service. The Commonwealth’s revised fiscal plan does not address permanent debt write-downs and the extent of longer-term debt service, leaving uncertainty over the Commonwealth’s future obligations. It is unclear at this time whether or not the Oversight Board will certify the revised plan “as is” or will request changes or if creditor challenges or Congressional action, such as incremental aid for Hurricane Maria or healthcare funding, will result in changes to the revised fiscal plans and to what extent. If certified "as is", the revised fiscal plan could perpetuate the uncertainty around the potential timing and severity of any permanent losses on Ambac-insured bonds of the Commonwealth and its instrumentalities and may lead to further protracted resolution timelines between creditors and debtors. Furthermore, if the revised plan, if certified "as is", became the sole or primary measure for determining creditor outcomes, Ambac's financial condition, including liquidity, loss reserves and capital resources may suffer a negative impact.
The publishing on January 19, 2018, by FAFAA of an updated report on $6.8 billion of cash balances and the classification of approximately 800 bank accounts originally addressed in FAFAA’s initial December 18, 2017, report did not appear to provide for any enhanced liquidity for the Commonwealth and its instrumentalities, as the report claimed that much of this balance had restricted uses or was tied up in ongoing litigation. Consequently, this purported lack of access to a portion of these funds could exacerbate existing liquidity constraints of the Commonwealth and its instrumentalities for certain essential and non-essential services and further strain timelines and potential severities for creditors, including Ambac. On January 19, 2018, the Oversight Board held a public hearing on the liquidity of Puerto Rico and all of its instrumentalities, which included a discussion on the nature of restrictions on the accounts and funds in the FAFAA reports. At the hearing, FAFAA’s Executive Director Gerardo Portela explained that while the funds in the report are grouped together, many of the funds are tied up due to ongoing litigation, some have restricted uses such as federal funds and reserve accounts, and others are at entities that are legally separate from the Commonwealth and cannot be accessed. Portela added that in many cases the funds are not sufficient for the capital and operational needs of the Commonwealth. During the hearing, the Oversight Board confirmed that it expects to appoint an independent forensic analysis team to compile a comprehensive inventory of all government bank accounts, cash equivalents, and investments along with their respective account balances.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: (i) active runoff of AAC and its subsidiaries through transaction terminations, policy commutations, settlements and restructurings, with a focus on known and potential future adversely classified credits, that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets, (ii) rationalization of Ambac's and its subsidiaries' capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account, (iii) loss recovery through active litigation management and exercise of contractual and legal rights, (iv) ongoing review of organizational effectiveness and efficiency of the operating platform, and (v) evaluation of opportunities in certain business sectors that meet acceptable criteria that will generate long-term stockholder value with attractive risk-adjusted returns. Ambac's common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Important Information and Forward-Looking Statements
This press release is not an offer to exchange or a solicitation or acceptance of an offer to exchange any securities, which may be made only pursuant to the terms and conditions of an offering memorandum, nor is this press release an offer to buy or a solicitation or acceptance of an offer to buy any securities. In addition, this press release is not a solicitation of any consents from holders of AAC’s surplus notes.
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from AAC or from transactions or opportunities apart from AAC; (3) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (4) potential of rehabilitation proceedings against AAC; (5) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by the rehabilitator of the Segregated Account for the benefit of policyholders that may result in material adverse consequences for holders of Ambac’s securities or holders of securities issued or insured by AAC or the Segregated Account; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) our inability to realize the expected recoveries included in our financial statements; (10) changes in Ambac’s estimated representation and warranty recoveries or loss reserves over time; (11) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (12) concentration and essentiality risk in connection with Military Housing insured debt; (13) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (14) risks associated with adverse selection as our insured portfolio runs off; (15) adverse effects on operating results or our financial position resulting from measures taken to reduce risks in our insured portfolio; (16) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (17) our inability to complete our announced Rehabilitation Exit Transactions on the terms contemplated or on a timely basis or at all; (18) the risk of loss from market and interest rate risk as AAC raises additional liquidity to fund the cash component of the Segregated Account rehabilitation exit plan; (19) our inability to close the Tier 2 Note issuance; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) our substantial indebtedness could adversely affect our financial condition, operating flexibility and ability to obtain financing in the future; (22) restrictive covenants in agreements and instruments may impair our ability to pursue or achieve our business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that AAC has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (24) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (25) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (26) risks attendant to the change in composition of securities in our investment portfolio; (27) changes in tax law; (28) changes in prevailing interest rates; (29) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (30) default by one or more of AAC’s portfolio investments, insured issuers or counterparties; (31) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (32) risks relating to determinations of amounts of impairments taken on investments; (33) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (34) our inability to realize value from Ambac Assurance UK Limited or other subsidiaries of AAC; (35) system security risks; (36) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (37) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (38) changes in accounting principles or practices that may impact Ambac’s reported financial results; (39) legislative and regulatory developments; (40) the economic impact of “Brexit” may have an adverse effect on Ambac’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (41) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (42) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; (43) implementation of new tax legislation signed into law on December 22, 2017 (commonly known as the “Tax Cuts and Jobs Act”) may have unexpected consequences for the Company and the value of its securities, particularly its common shares; (44) implementation of the Tax Cuts and Jobs Act may negatively impact the economic recovery of Puerto Rico, which could result in higher loss severities or an extended moratorium on debt service owed on AAC-insured bonds of Puerto Rico and its instrumentalities; (45) implementation of the Tax Cuts and Jobs Act could have a negative impact on municipal issuers of AAC-insured bonds; and (46) other risks and uncertainties that have not been identified at this time.
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